Exhibit 99.1

National CineMedia, Inc. Appoints Peter Brandow to its Board of Directors

Centennial, CO – April 15, 2015 – National CineMedia, Inc. (NASDAQ: NCMI) (“the Company” or “NCM”), the managing member and owner of 45.1% of National CineMedia, LLC (“NCM LLC”), the operator of the largest in-theatre digital media network in North America, today announced that Peter Brandow has been appointed to its board of directors. Mr. Brandow replaces Amy Miles, who resigned from the board effective April 14, 2015. Ms. Miles had served on the Company’s board of directors since June 2011.

Mr. Brandow has served as Executive Vice President, General Counsel and Secretary of Regal Entertainment Group since March 2002. Mr. Brandow has served as the Executive Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since July 2001, and prior to that time he served as Senior Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since February 2000. Prior thereto, Mr. Brandow served as Vice President, General Counsel and Secretary from February 1999 when he joined Regal Cinemas, Inc. From September 1989 to January 1999, Mr. Brandow was an associate with the law firm Simpson Thacher & Bartlett LLP. Mr. Brandow is also a member of the board of directors of AC JV, LLC, of which NCM LLC has a 4% ownership interest.

Commenting on the director change, Kurt Hall, NCM’s Chairman and CEO said, “I would like to thank Amy for all her great work as a NCM director and as an executive of one of our founding members since our formation. Her deep knowledge of the cinema business and capital markets and finance expertise will be missed.” Mr. Hall continued, “Fortunately no continuity will be lost as Peter understands the cinema industry and our business very well as he has been closely involved with NCM since the formation of our predecessor Regal CineMedia in 2002.”

About National CineMedia, Inc.

National CineMedia (NCM) is the #1 weekend network in America and the largest cinema advertising network reaching moviegoers on-screen, on-site, online and on mobile devices. NCM offers captivating entertainment content, national reach and unparalleled audience engagement across its digital in-theater network of over 20,100 screens in approximately 1,600 theaters in 183 Designated Market Areas® (49 of the top 50). During 2014, over 700 million moviegoers attended theaters that exclusively present NCM’s FirstLook pre-show program, including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK), Regal Entertainment Group (NYSE: RGC), and over 40 other leading regional theater circuit affiliates. National CineMedia, Inc. (NASDAQ:NCMI) owns a 45.1% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com. (NCMI-F)

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

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